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                                                                      EXHIBIT 21


 SUBSIDIARIES OF THE REGISTRANT

The following is a list of subsidiaries included in GATX's consolidated financial statements (excluding a number of subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary), and the state of incorporation of each:

GATX Rail
         GATX Rail Corporation (New York) - includes 7 domestic subsidiaries, 4 foreign subsidiaries and interests in 2 foreign affiliates.

Financial Services
         GATX Financial Services, Inc. (Delaware) - 61 domestic subsidiaries (which includes GATX Capital Corporation), 33 foreign subsidiaries, interests in 22 domestic affiliates and 29 foreign affiliates.

         American Steamship Company (New York) - 13 domestic subsidiaries.

Integrated Solutions Group
         GATX Terminals Corporation (Delaware) - 4 domestic subsidiaries, 3 foreign subsidiaries, interests in 1 domestic affiliates and 11 foreign affiliates.

         GATX Chemical Logistics, Inc. (Delaware)

         GATX Rail Logistics, Inc. (Delaware)

         Bonilog, S.A. (Brazil) - 1 foreign affiliate.


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